Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:    Jeff Dodge
                  Investor Relations
                  (404) 885-8804
                  jeff.dodge@equifax.com

EQUIFAX ANNOUNCES PROPOSED DEBT OFFERING

ATLANTA, Georgia, October 24, 2002—Equifax Inc. (NYSE: EFX) today announced that it intends to issue $250,000,000 aggregate principal amount of unsecured notes due in 2007. The net proceeds from the sale of the notes will be used to pay down the outstanding indebtedness under Equifax’s revolving credit facility and for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes. Any offers of the notes will be made only by means of a private offering memorandum. The notes will not be registered under the Securities Act of 1933, as amended, or any state securities law. Therefore, the notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for the Company’s products and services, risks associated with the integration of acquisitions and other investments, and other factors discussed in the “forward-looking information” section in the management’s discussion and analysis included in the annual report on Form 10-K for the year ended December 31, 2001.